EXHIBIT 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is made as of October 1, 2007 (the “Effective Date”), by and between Craig S. Schub (“Consultant”) and HealthSpring, Inc., a Delaware corporation (the “Company”).
     WHEREAS, Consultant has given the Company notice of his intent to resign and to terminate the Employment Agreement dated as of April 17, 2006 (the “Employment Agreement”) and Consultant’s status as an executive officer and employee of the Company, both effective as of September 30, 2007;
     WHEREAS, Company has accepted Consultant’s resignation;
     WHEREAS, based on Consultant’s prior service to the Company in the capacity of Senior Vice President and Chief Marketing Officer and his knowledge of the Medicare program generally and the Company’s sales and marketing plans and programs particularly, the Company desires to continue to receive certain services of Consultant and to be assured of his services on the terms and conditions hereinafter set forth; and
     WHEREAS, Consultant is willing to provide his services on such terms and conditions.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations and agreements set forth below, the Company and Consultant, intending to be legally bound, hereby agree as follows:
     1. Retention as Consultant. The Company hereby retains Consultant, and Consultant hereby agrees to render services to the Company, upon the terms and conditions contained in this Agreement.
     2. Services to be Provided by Consultant. Consultant agrees to provide consulting services as from time to time directed by the Chief Operating Officer of the Company relating to the Company’s sales and marketing activities. The services will be performed at times and places selected by the Company, with reasonable consideration given to the availability of Consultant and with the mutual understanding that Consultant’s physical presence in one or more of the Company’s plan markets may be requested from time to time. It will be the duty of Consultant in rendering the services to make such reports to the Company relating to the services as the Chief Operating Officer of the Company may, from time to time, reasonably request.
     3. Compensation.
     3.1 As compensation for the services to be provided by Consultant to the Company, the Company shall pay to Consultant compensation at the rate of $15,000 per month through December 31, 2007. It is the current understanding of the parties that the monthly compensation is based on an estimation of approximately 40 hours of work per month by Consultant. Consultant shall not be entitled to any other compensation for the services to be provided hereunder (except as set forth in this section), nor shall Consultant have any further obligations, except as provided herein. As Consultant is an independent contractor, the Company shall not be responsible for withholding from the compensation payable to Consultant any amounts for federal, state, or local income taxes, social security, or state disability or unemployment insurance.

     3.2 Beginning January 1, 2008, Consultant shall perform such services and on such terms as Consultant and the Chief Operating Officer of the Company may mutually agree.
     3.3 Simultaneously with the execution of this Agreement, Consultant and the Company shall enter into an Amended and Restated Non-Qualified Stock Option Agreement.
     4. Expenses. Upon the receipt of itemized vouchers, expense account reports, and supporting documents submitted to the Company in accordance with the Company’s procedures then in effect, the Company will reimburse Consultant for reasonable and necessary business expenses (including travel expenses relating to travel requested by the Company) actually incurred by Consultant directly related to the performance of Consultant’s duties hereunder.
     5. Termination. Termination by either party shall become effective on the 30th day following receipt by Consultant or the Company of written notice from the Company or Consultant, as the case may be, of such termination. Upon a termination of this Agreement for any reason pursuant to this Section 5, Consultant shall be entitled to (i) all compensation accrued hereunder and (ii) expense reimbursement pursuant to Section 4, through the date of termination, with no further payment obligation hereunder on the part of the Company. It is understood that termination of this Agreement shall not relieve a party hereto from any liability that, at the time of such termination, has already accrued hereunder. The provisions of this Section 5 and Sections 6 through 8 shall survive any expiration or termination of this Agreement. Except as otherwise expressly provided in this Section 5 or Section 6, all other rights and obligations of the parties under this Agreement shall terminate upon termination of this Agreement.
     6. Survival of Employment Agreement Provisions.
     6.1 The Consultant acknowledges and agrees that in accordance with paragraph 10 of the Employment Agreement certain provisions of the Employment Agreement (including, without limitation, provisions regarding “Confidential Information” and “Work Product” as such terms are defined therein) survive the termination of the Employment Agreement and the termination of Consultant’s employment by the Company.
     6.2 The foregoing notwithstanding, and in lieu and replacement of any provision of Section 7(a) of the Employment Agreement to the contrary, Consultant agrees, until December 31, 2007, not to directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial, or administrative capacity by, or in any manner engage in any business within the United States engaging in the businesses of the Company or its subsidiaries, as such businesses exist at any time during the term of this Agreement. Nothing herein or in the Employment Agreement shall prohibit Consultant from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Consultant has no active participation in the business of such corporation, or (ii) becoming employed, engaged, associated, or otherwise participating with a separately managed division or subsidiary of a competitive business that does not engage in the health insurance or managed care business (provided that Consultant’s services are provided only to such division or subsidiary).
     7. Relationship of the Parties.
     7.1 Consultant enters into this Agreement as, and shall continue to be, an independent contractor. The parties agree that no employment relationship, partnership, joint venture, or other association shall be deemed created by this Agreement. Under no circumstances shall Consultant look to the Company as his employer, or as a partner, agent, or principal. Consultant shall not be entitled to any benefits accorded to the Company’s employees including, without limitation, workers’ compensation, disability insurance, vacation or sick pay, except as set forth in Section 4 of this Agreement.
     7.2 Consultant shall have the entire responsibility to discharge any and all of his (and not the Company’s) obligations under federal, state, and local laws, regulations, and orders now or hereafter in effect, relating to taxes, unemployment compensation or insurance, social security, workers’ compensation, disability pensions, and tax withholdings (the “Tax Obligations”). Consultant hereby agrees to indemnify and hold the Company harmless from and for any and all claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of Consultant’s failure to properly discharge the Tax Obligations.
     8. Severability and Governing Law.
     8.1 Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms, or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
     8.2 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.
     9. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if delivered personally, sent by nationally recognized overnight courier, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile (receipt acknowledged) and addressed to the intended recipient as set forth below:

If to the Company:	HealthSpring, Inc. 9009 Carothers Parkway Building B, Suite 501 Franklin, TN 37067 Attn: Gerald V. Coil

If to Consultant:	Craig S. Schub 32 Coral Reef Newport Coast, CA 92657
Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
     10. Amendments. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties hereto.
     11. Waivers. All waivers hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision of this Agreement by any other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.
     12. Assignment. Consultant’s rights and obligations under this Agreement are personal to Consultant and cannot be assigned. This Agreement shall be binding on and inure to the benefit of any successor to the business or the assets of the Company.

     IN WITNESS WHEREOF, the parties hereto have hereby executed this Agreement as of the day and year first written above.

HEALTHSPRING, INC.
By:	/s/ Gerald V. Coil
	Name:	Gerald V. Coil
	Title:	Executive Vice President and Chief Operating Officer

CONSULTANT
/s/ Craig S. Schub
Craig S. Schub